EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	October 30, 2009
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY AND YEAR-TO-DATE EARNINGS

Porterville, CA – October 30, 2009 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the nine months ended September 30, 2009. A highlight for the quarter is an increase in the Company’s total risk-based capital ratio, to 16.0% at September 30, 2009 from 14.0% at June 30, 2009 and 13.6% at the end of 2008, largely as the result of the capital added pursuant to our private placement of common stock in August. Also of note is the recent completion of a standard annual regulatory examination of Bank of the Sierra. Net income for the third quarter of 2009 was $106,000, and diluted earnings per share were $0.01. The main reason for the decline in net income relative to the third quarter of 2008 was an increase of $9.6 million in our provision for loan and lease losses, necessitated primarily by higher specific loss reserves for impaired loans. A slight drop in average interest-earning assets and a lower net interest margin had a negative impact on net interest income, while higher FDIC costs, and OREO write-downs and other credit-related expenses, contributed to a 4% increase in total non-interest expense for the quarter. The Company took $1.0 million in gains on the sale of investments to help offset some of the impact of these unfavorable developments. Sierra Bancorp generated a return on average equity of 0.35% and a return on average assets of 0.03% for the third quarter of 2009.

For the first nine months of 2009 net income was $5.4 million, diluted earnings per share were $0.54, return on average equity was 6.39%, and return on average assets was 0.55%. In addition to a $25 million increase in capital, notable balance sheet changes for the nine months ended September 30, 2009 include the following: Core deposit balances, defined as all deposits except brokered deposits and time deposits of $100,000 or greater, increased $44 million, or 7%; wholesale-sourced brokered deposits declined by $88 million, or 76%, while CDARS deposits increased by $41 million, or 36%, and other customer time deposits of $100,000 or greater increased by $4 million, or 2%; the balance of securities sold under agreement to repurchase declined by $24 million; and Federal Home Loan Bank (FHLB) borrowings were reduced by $21 million, or 23%. Furthermore, our investment portfolio increased $23 million, or 9%, while fed funds sold fell by $5 million and gross loan and lease balances dropped $37 million, or 4%. Nonperforming assets were up by $43 million, or 115%. Because of the relatively large loan loss provision and the drop in gross loan balances, our allowance for loan and lease losses increased to 2.57% of total loans at September 30, 2009 from 1.59% at the end of 2008.

“This was another challenging quarter for us in terms of credit, but we’re pleased that other elements of the Company are still performing well and have kept us profitable this year,” commented James C. Holly, President and CEO. “Customer deposit growth has been robust, contributing to strong levels of non-interest income and allowing us to further reduce brokered deposit balances and wholesale borrowings and improve our liquidity position. Moreover, even after the repositioning accomplished in the third quarter, our investment portfolio remains exceptionally solid,” he noted. “In addition, in response to current conditions we have implemented several strategic changes that have strengthened the Company. Our processes, policies, and personnel have been enhanced, and our recent private placement with well-regarded institutional players demonstrates our ability to fortify capital in a difficult environment,” Holly explained. “With these changes in place we are well-

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Sierra Bancorp Financial Results

October 30, 2009

positioned to take advantage of opportunities that might arise, although we currently expect to continue grow the Bank at a measured pace. Our newest branch, representing our second branch in the City of Tulare, opened earlier this month, and we have plans to add branches in Farmersville and Selma in 2010. In addition to brick and mortar branches we recently implemented mobile banking capabilities, and our internet branch is proving to be a resounding success,” he concluded.

Financial Highlights

Net interest income was lower in 2009 than in 2008, reflecting declines of $752,000, or 5%, for the third quarter, and $510,000, or 1%, for the comparative year-to-date periods. For the quarter, this decline can be explained by a $4 million reduction in average interest-earning assets and a 24 basis point drop our net interest margin. For the year-to-date comparison, average interest-earning assets were $34 million higher, although most of the growth during the past year has been in investments, which tend to be lower-yielding than loans. Our net interest margin was 19 basis points lower in the first nine months of 2009 than in the first nine months of 2008. Our net interest margin for both the quarter and the year-to-date period was negatively impacted by a higher level of interest reversals and an increase in average nonperforming assets. Net interest reversals on loans placed on non-accrual for the third quarter and first nine months of 2009 were $206,000 and $563,000, respectively, relative to net interest recoveries of $93,000 for the third quarter of 2008 and net interest reversals of $387,000 for the first nine months of 2008. Average non-performing assets were $50 million higher for the quarterly comparison, and $44 million higher for the year-to-date comparison. These unfavorable variances were partially offset by an increase in average customer deposit balances and the easing of market pressures on deposit rates. Our current interest rate risk profile indicates if rates increase over the next 12 months, interest-earning assets will likely re-price more slowly than interest-bearing liabilities and our net interest margin could be negatively impacted. Furthermore, if rates were to decline relative to already historically low levels, rates on many of our deposits would hit natural floors of close to zero while asset yields would continue to drop, compressing our net interest margin and also creating a negative impact on net interest income.

The Company’s loan loss provision was significantly higher in 2009, increasing by $9.6 million for the third quarter and by $12.2 million for the first nine months relative to like periods in 2008. This increase can be explained in part by net charge-offs, which increased by $1.2 million, or 54%, for the quarter and by $2.9 million, or 42%, on a year-to-date basis. The increases in charge-offs for the quarter and the year-to-date comparisons reflect higher levels of unsecured consumer and commercial loan charge-offs, and the year-to-date increase also includes a significant increase in charge-offs on real estate loans. In addition to reserve replenishment related to charge-offs, much of the 2009 loan loss provision was used to enhance specific reserves on impaired loans. Our detailed analysis indicates that as of September 30, 2009, the Company’s $23.4 million allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that we will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 2.57% of total loans at September 30, 2009, up from 1.59% at year-end 2008 and 1.18% at September 30, 2008.

Service charge income on deposits declined slightly in the third quarter of 2009 relative to the third quarter of 2008, but increased by $288,000 for the year-to-date comparison. While the Company’s transaction accounts and associated balances are increasing, service charges have been declining as a percentage of those balances despite fee increases in mid-2008. Since the decline is centered in returned item and overdraft fees, the largest component of deposit service charges, it is our assumption that consumers and businesses are managing cash more carefully in this difficult economy.

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Sierra Bancorp Financial Results

October 30, 2009

The $1 million gain on investments in the third quarter of 2009 represents gains taken on the sale of $30 million in mortgage-backed securities in September. We reinvested the proceeds in high-quality agency-issued mortgage-backed securities, with the overall transaction having a positive net present value due to interest rate anomalies and the timing of sales versus purchases. The year-to-date gain on investments in 2009 also includes gains on bonds called prior to maturity, and a $66,000 recovery on a previously charged-off investment in a title insurance holding company. Investment gains in 2008 consist entirely of gains on called securities.

While there were no material changes in loan sale and servicing income, other non-interest income increased by $227,000, or 18%, for the quarter, but declined by $501,000, or 13%, for the first nine months. Much of the drop in income for the year-to-date period in 2009 is due to non-recurring income in the first quarter of 2008. Major factors contributing to the changes in other non-interest income for the third quarter and first nine months include the following: Income from bank-owned life insurance (BOLI) increased $309,000 for the quarter and $650,000 for the year-to-date period, primarily because of 2009 gains on BOLI associated with deferred compensation plans (although associated deferred compensation plan expense accruals were also higher, as noted below); dividends on our $9 million investment in FHLB stock were suspended for most of 2009, only recently being reinstated at a nominal level, leading to a drop in income on restricted stock totaling $155,000 for the quarter and $450,000 for the first nine months; pass-through operating costs associated with our investment in low-income housing tax credit funds, which are accounted for as a reduction in income, declined $53,000 for the quarter but increased by $267,000 for the year-to-date period; we recognized a one-time gain of $289,000 in the first quarter of 2008 resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008; we realized a non-recurring $82,000 gain on the sale of property adjacent to one of our branches in the first quarter of 2008; and we received a non-recurring $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in late 2006.

With regard to non-interest expense, salaries and benefits declined $1.1 million, or 24%, for the third quarter of 2009 and increased by $481,000, or 4%, for the first nine months of 2009, relative to like periods in 2008. The decline in the third quarter is the result of the reversal of approximately $1.6 million that had been accrued for incentive compensation payments, as it currently appears unlikely that the Company’s net income for 2009 will reach the level necessary to trigger such payments. Despite the drop in salaries and benefits expense in the third quarter, year-to-date expenses experienced an increase due in part to a drop in salaries deferred pursuant to FAS 91, which were $100,000 lower for the quarter and $808,000 lower for the first nine months because of a drop in loan origination activity. Furthermore, as noted above, because of participant gains on deferred compensation plans in 2009, deferred compensation expense accruals increased by $287,000 for the third quarter and $468,000 for the first nine months of 2009 relative to 2008, although deferred compensation expense accruals are offset by non-taxable gains on BOLI. Also impacting compensation costs were normal annual salary adjustments, the addition of staff for our branches opened in July and November of 2008, and strategic staff additions to help address credit issues and position the Company for future growth opportunities. Occupancy expense also increased, rising by $54,000, or 3%, for the third quarter and by $383,000, or 8%, for the year-to-date period, due primarily to costs associated with our newer branches and annual rent increases.

Other non-interest expenses rose by $1.5 million, or 38%, for the third quarter and by $4.4 million, or 47%, in the first nine months of 2009 relative to 2008. The largest increase in this category was in FDIC costs, which were up $933,000 for the quarter and $2.3 million for the first nine months. The year-to-date increase includes a $595,000 accrual in the second quarter of 2009 for an industry-wide special assessment, and the increases for both comparative periods reflect significantly higher regular

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Sierra Bancorp Financial Results

October 30, 2009

assessment rates. Other large changes in non-interest expenses for the comparative 2009 and 2008 periods include the following: Marketing expense declined by $202,000 for the first nine months; lending costs increased by $629,000 for the quarter and $1.3 million on a year-to-date basis, due to foreclosed asset write-downs, an increase in foreclosed asset operating expenses, and higher demand and foreclosure costs; deposit-related costs were up $436,000 for the year-to-date period, due in large part to a non-recurring $104,000 EFT processing rebate received in the second quarter of 2008 and one-time incentives totaling $242,000 received in the first quarter of 2008; and, gains on directors deferred compensation plans in 2009 resulted in increases in expense accruals for deferred directors’ fees totaling $290,000 for the quarter and $508,000 for the first nine months.

The negative income tax provision exceeds our pre-tax loss for the third quarter of 2009, creating positive net income. This is the result of a high level of tax credits, which added to the negative tax provision stemming from the pre-tax loss for the quarter. Our income tax accrual is also negative for the first nine months of 2009, in spite of positive pre-tax income. This is due to the fact that tax credits exceed our tax liability for the year-to-date period. Our tax credits stem from investments in low-income housing tax credit funds, as well as hiring tax credits. Furthermore, these credits have a greater relative impact than might otherwise be expected, since taxable income is lower than book income due to the effect of tax-exempt interest income and income on bank-owned life insurance.

Significant balance sheet changes during the first nine months of 2009 include a drop in total assets of $19 million, or 1%. The largest impact on total assets came from lower gross loans and lease balances, which were down by $37 million, or 4%. Real estate loan balances dropped $28 million, or 4%, due to runoff, the charge-off or write-down of uncollectible balances, and transfers to OREO. Consumer loans declined $5 million, or 8%, and commercial loans were down $3 million, or 2%. Relatively weak loan demand and heightened selectivity on the part of the Company in a difficult credit environment contributed to overall loan runoff. Cash and due from banks declined, as well, dropping by $12 million due to fluctuations in cash items in process of collection. Investment balances increased by $23 million, or 9%, due to growth in agency-issued mortgage-backed and municipal securities, although this was partially offset by a $5 million decline in fed funds sold. As noted earlier, we repositioned our investment portfolio in September, thereby realizing $1 million in gains but slightly increasing duration and reducing our overall portfolio yield by seven basis points.

The $80 million balance of non-performing assets at September 30, 2009 reflects an increase of $43 million, or 115%, since year-end 2008. Approximately $22 million of that increase came in the third quarter of 2009. The year-to-date increase includes net increases of approximately $4 million in non-performing acquisition/development and land loans, $3 million in residential construction loans, $3 million in mortgage loans, $13 million in commercial real estate loans, $4 million in commercial and SBA loans, and $16 million in foreclosed assets. All impaired assets at September 30, 2009 are carried at the lower of cost or fair market value, and are well-reserved based on current loss expectations.

Total deposits increased by slightly over $1 million during the first nine months of 2009, but excluding an $88 million drop in wholesale-sourced brokered deposits, customer deposits were up by $89 million, or 9%. Much of the growth in customer deposits was in time deposits, including a $41 million increase in CDARS deposits and a $10 million increase in other customer time deposits. Non-maturity deposits also experienced a healthy increase, with combined NOW/savings balances up $27 million, or 17%, and money market deposits up $16 million, or 11%. Non-interest bearing demand deposits, however, reflect a year-to-date decline of $5 million, or 2%, due mainly to migration into interest-bearing NOW accounts. Customer repos were down $24 million because of the transfer of money into money market deposits, and we were able to let $21 million in FHLB borrowings roll off as the result of the overall decline in funding needs.

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Sierra Bancorp Financial Results

October 30, 2009

As noted previously, the Company’s private placement in August raised a net $20.4 million in capital. With the addition of earnings, less dividends paid, and a $2.3 million increase in accumulated other comprehensive income resulting from an increase in the market value of our investment securities, total capital increased by $25.5 million, or 24%, during the first nine months of 2009. At September 30, 2009, our total risk-based capital ratio was 16.0%, our tier one risk-based capital ratio was 14.8%, and our tier one leverage ratio was 11.9%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 32nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has 24 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

October 30, 2009

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2009	9/30/2008	% Change	9/30/2009	9/30/2008	% Change
Interest Income	$17,024	$20,082	-15.2%	$52,593	$60,014	-12.4%
Interest Expense	2,703	5,009	-46.0%	9,871	16,782	-41.2%

Net Interest Income	14,321	15,073	-5.0%	42,722	43,232	-1.2%
Provision for Loan & Lease Losses	10,474	900	1063.8%	17,977	5,820	208.9%

Net Int after Provision	3,847	14,173	-72.9%	24,745	37,412	-33.9%
Service Charges	3,030	3,089	-1.9%	8,582	8,294	3.5%
Loan Sale & Servicing Income	53	12	341.7%	83	31	167.7%
Other Non-Interest Income	1,471	1,244	18.2%	3,473	3,974	-12.6%
Gain (Loss) on Investments	1,005	—	100.0%	1,099	58	1794.8%

Total Non-Interest Income	5,559	4,345	27.9%	13,237	12,357	7.1%
Salaries & Benefits	3,543	4,646	-23.7%	14,033	13,552	3.5%
Occupancy Expense	1,792	1,738	3.1%	5,148	4,765	8.0%
Other Non-Interest Expenses	5,406	3,929	37.6%	13,760	9,391	46.5%

Total Non-Interest Expense	10,741	10,313	4.2%	32,941	27,708	18.9%
Income Before Taxes	(1,335)	8,205	-116.3%	5,041	22,061	-77.1%
Provision for Income Taxes	(1,441)	2,433	-159.2%	(354)	6,765	-105.2%

Net Income	$106	$5,772	-98.2%	$5,395	$15,296	-64.7%

Tax Data
Tax-Exempt Muni Income	$637	$599	6.3%	$1,846	$1,777	3.9%
Tax-Exempt BOLI Income	$631	$322	96.0%	$1,211	$561	115.9%
Interest Income—Fully Tax Equiv	$17,367	$20,405	-14.9%	$53,587	$60,971	-12.1%
Net Charge-Offs (Recoveries)	$3,468	$2,247	54.4%	$9,707	$6,822	42.3%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2009	9/30/2008	% Change	9/30/2009	9/30/2008	% Change
Basic Earnings per Share	$0.01	$0.60	-98.3%	$0.54	$1.60	-66.3%
Diluted Earnings per Share	$0.01	$0.59	-98.3%	$0.54	$1.56	-65.4%
Common Dividends	$0.10	$0.17	-41.2%	$0.30	$0.51	-41.2%
Wtd. Avg. Shares Outstanding	10,376,980	9,623,683		9,913,159	9,586,589
Wtd. Avg. Diluted Shares	10,457,054	9,765,122		9,992,984	9,777,633
Book Value per Basic Share (EOP)	$11.38	$11.26	1.1%	$11.38	$11.26	1.1%
Tangible Book Value per Share (EOP)	$10.90	$10.69	2.0%	$10.90	$10.69	2.0%
Common Shares Outstanding (EOP)	11,620,491	9,666,391		11,620,491	9,666,391

KEY FINANCIAL RATIOS			3-Month Period Ended:		9-Month Period Ended:
(unaudited)			9/30/2009	9/30/2008	9/30/2009	9/30/2008
Return on Average Equity			0.35%	21.96%	6.39%	19.87%
Return on Average Assets			0.03%	1.77%	0.55%	1.60%
Net Interest Margin (Tax-Equiv.)			4.95%	5.19%	4.92%	5.11%
Efficiency Ratio (Tax-Equiv.)			54.81%	51.83%	58.21%	49.08%
Net C/O’s to Avg Loans (not annualized)			0.38%	0.24%	1.04%	0.74%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2009	9/30/2008	% Change	9/30/2009	9/30/2008	% Change
Average Assets	$1,294,068	$1,298,989	-0.4%	$1,307,120	$1,273,119	2.7%
Average Interest-Earning Assets	$1,175,630	$1,179,876	-0.4%	$1,188,646	$1,154,160	3.0%
Average Gross Loans & Leases	$923,513	$934,978	-1.2%	$934,689	$926,031	0.9%
Average Deposits	$1,071,476	$965,538	11.0%	$1,084,922	$922,381	17.6%
Average Equity	$118,658	$104,546	13.5%	$112,900	$102,818	9.8%

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Sierra Bancorp Financial Results

October 30, 2009

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	9/30/2009	12/31/2008	9/30/2008	Annual Chg
ASSETS
Cash and Due from Banks	$33,716	$46,010	$33,237	1.4%
Securities and Fed Funds Sold	267,079	248,913	245,916	8.6%
Agricultural	13,466	13,542	11,918	13.0%
Commercial & Industrial	139,666	142,674	145,222	-3.8%
Real Estate	678,216	706,342	707,425	-4.1%
SBA Loans	18,979	19,463	20,447	-7.2%
Consumer Loans	59,158	64,619	68,461	-13.6%

Gross Loans & Leases	909,485	946,640	953,473	-4.6%
Deferred Loan Fees	(383)	(1,365)	(1,674)	-77.1%

Loans & Leases Net of Deferred Fees	909,102	945,275	951,799	-4.5%
Allowance for Loan & Lease Losses	(23,363)	(15,094)	(11,275)	107.2%

Net Loans & Leases	885,739	930,181	940,524	-5.8%
Bank Premises & Equipment	19,779	19,280	19,024	4.0%
Other Assets	100,736	81,908	78,206	28.8%

Total Assets	$1,307,049	$1,326,292	$1,316,907	-0.7%

LIABILITIES & CAPITAL
Demand Deposits	$227,413	$232,168	$221,560	2.6%
NOW / Savings Deposits	182,823	156,322	153,532	19.1%
Money Market Deposits	162,975	146,896	138,181	17.9%
Time Certificates of Deposit	489,640	526,112	447,761	9.4%

Total Deposits	1,062,851	1,061,498	961,034	10.6%
Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	68,844	113,919	199,545	-65.5%

Total Deposits & Int.-Bearing Liab.	1,162,623	1,206,345	1,191,507	-2.4%
Other Liabilities	12,161	13,147	16,525	-26.4%
Total Capital	132,265	106,800	108,875	21.5%

Total Liabilities & Capital	$1,307,049	$1,326,292	$1,316,907	-0.7%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	9/30/2009	12/31/2008	9/30/2008	Annual Chg
Non-Accruing Loans	$56,297	$29,786	$14,307	293.5%
Over 90 Days PD and Still Accruing	—	71	6,365	-100.0%
Foreclosed Assets	23,327	7,127	3,909	496.8%

Total Non-Performing Assets	$79,624	$36,984	$24,581	223.9%

Non-Perf Loans to Total Loans	6.19%	3.15%	2.17%
Non-Perf Assets to Total Assets	6.09%	2.79%	1.87%
Allowance for Ln Losses to Loans	2.57%	1.59%	1.18%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2009	12/31/2008	9/30/2008
Shareholders Equity / Total Assets	10.1%	8.1%	8.3%
Loans / Deposits	85.6%	89.2%	99.2%
Non-Int. Bearing Dep. / Total Dep.	21.4%	21.9%	23.1%

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